Exhibit 2.2

March 14, 2021

EXHIBITS HAVE BEEN OMITTED PURSUANT TO ITEM 601(B)(2) OF REGULATION S-K. THE OMITTED INFORMATION IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. THE REGISTRANT HEREBY UNDERTAKES TO FURNISH COPIES OF ANY OF THE OMITTED SCHEDULES OR EXHIBITS UPON REQUEST OF THE U.S. SECURITIES AND EXCHANGE COMMISSION.

VIA EMAIL

Rocky Brands, Inc.

39 East Canal Street

Nelsonville, OH 45764

Attention: Tom Robertson, EVP, CFO and Treasurer

Email: tom.robertson@rockybrands.com

Re: Agreement to consent to certain actions and amendments.

Dear Mr. Robertson,

This letter (this “Letter Agreement”) sets forth certain agreements by and among Honeywell Safety Products USA, Inc., a Delaware corporation (“Honeywell U.S.”), North Safety Products Limited, a Canada private limited company (“Honeywell Canada”), Honeywell Safety Products (UK) Limited, a United Kingdom private limited company (“Honeywell U.K.”), North Safety De Mexicali S De R.L. De C.V., a Mexico private limited company (“Honeywell Mexico”), Honeywell (China) Co. Ltd., a China private limited company (“Honeywell China”, together with Honeywell U.S., Honeywell Canada, Honeywell U.K., and Honeywell Mexico, the “Sellers” and, each, a “Seller”), and Rocky Brands, Inc., an Ohio corporation (“Buyer”, together with the Sellers, the “Parties”), in reference to that certain Purchase Agreement (the “Agreement”), dated as of January 24, 2021, by and among the Parties. This Letter Agreement shall be effective as of the date hereof (the “Effective Date”). Capitalized terms used and not defined herein have the meanings ascribed to them in the Agreement.

1.            Consent to Certain Actions and Amendments. Section 5.1 of the Agreement prohibits Sellers from taking, and from causing the Acquired Companies to take, certain actions without the prior written consent of Buyer during the Pre-Closing Period and Section 10.4 of the Agreement provides that the Agreement cannot be amended, modified or supplemented without an instrument in writing specifically designated as an amendment thereto and executed by each of the Parties. By executing this Letter Agreement, Buyer hereby (i) consents to the taking by Sellers and/or their respective Affiliates of the actions set forth in this Letter Agreement to the extent such consent is required pursuant to the Agreement, (ii) acknowledges and agrees that this Letter Agreement shall constitute prior notice of such actions, (iii) consents to the amendments to the Agreement set forth in this Letter Agreement, (iv) acknowledges and agrees that this Letter Agreement shall be deemed an amendment to the Agreement, and (v) acknowledges and agrees that no other documents or instruments are required to be executed by the Parties to take such actions or to effect such amendments.

2.            Employment Matters.

(a)          Increases in Cash Compensation of Certain Transferred Employees. Buyer consents to increases in the rate of cash compensation payable to the certain Transferred Employees set forth on Exhibit A hereto in the amounts set forth on Exhibit A hereto, which increases may take effect at any time during the Pre-Closing Period (provided that, to the extent such increases have taken effect prior to the Effective Date, such increases shall be deemed to have been consented to retroactively by Buyer hereby).

(b)          Additional Retention Agreement. As of the Effective Date, the Sellers Disclosure Schedules shall be amended as set forth on Exhibit B hereto.

(c)          Acquired Companies Employees; Current Employees.

(i)    Buyer acknowledges that the individuals set forth on Exhibit C under “Individuals Inadvertently Not Included” were inadvertently not included in Section 5.12(a)(i) of the Sellers Disclosure Schedules (“Schedule 5.12(a)(i)”) on the date of execution of the Agreement, and Buyer and Sellers agree to amend Schedule 5.12(a)(i), in the form attached to this Letter Agreement as Exhibit D, to include such individuals as Acquired Companies Employees effective as of the date of the Agreement.

(ii)    Buyer consents to the hiring of the individuals set forth on Exhibit C under “New Hires”, which hiring may take effect at any time during the Pre-Closing Period (provided that, to the extent such hiring has taken effect prior to the Effective Date, such hiring shall be deemed to have been consented to retroactively by Buyer hereby) or after the Closing. Buyer and Sellers agree to amend Schedule 5.12(a)(i), in the form attached to this Letter Agreement as Exhibit D, to include such individuals as Acquired Companies Employees effective as of the date of the Agreement.

(iii)    As of the Effective Date, Section 5.12(a) of the Sellers Disclosure Schedules is hereby deleted in its entirety and replaced with Section 5.12(a) of the Sellers Disclosure Schedules in the form attached to this Letter Agreement as Exhibit D.

(d)          Paid Time Off, Sick Time and Other Leave. As of the Effective Date, Section 5.12(i) of the Sellers Disclosure Schedules is hereby deleted in its entirety and replaced with Section 5.12(i) of the Sellers Disclosure Schedules in the form attached to this Letter Agreement as Exhibit E.

(e)          TSA Employees. As of the Effective Date, Section 1.1(o) of the Sellers Disclosure Schedules is hereby deleted in its entirety and replaced with Section 1.1(o) of the Sellers Disclosure Schedules attached to this Letter Agreement as Exhibit F.

3.            Inventory.

(a)          As of the Effective Date, the last sentence of Section 3.22(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Except for any Retained Business Inventory (as defined in Section 1.1(e) of the Sellers Disclosure Schedules), all such inventory is owned by the Acquired Companies or Sellers and is free and clear of all Encumbrances (other than Permitted Encumbrances).”

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(b)          As of the Effective Date, Section 5.15(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Buyer hereby acknowledges that Sellers and their respective Affiliates shall for a period of one hundred and eighty (180) days after the Closing Date be entitled to use the Transferred Trademarks in a manner consistent with past practice, solely in connection with selling, offering for sale, distributing, providing and promoting any products (i) outside the scope of the Business that are Retained Inventory or (ii) that are Retained Business Inventory, after which period, Sellers shall, and shall cause their respective Affiliates (including the Retained Companies) to, cease use of the Transferred Trademarks and remove or obliterate the Transferred Trademarks from such Retained Inventory or Retained Business Inventory, or cease selling, offering for sale, providing and distributing such Retained Inventory or Retained Business Inventory.”

(c)          As of the Effective Date, Exhibit H (Restructuring Plan) to the Agreement is hereby amended as set forth on Exhibit G. Buyer further acknowledges and agrees that any Business Inventory (other than Retained Business Inventory) in the possession or control of Honeywell Safety Products Australia Pty. Ltd. as of the Closing Date shall be deemed Additional Acquired Assets to be sold, transferred, conveyed, assigned and delivered to Rocky Brands (Australia Pty. Ltd.) at the Closing in accordance with the terms of the Agreement.

(d)          As of the Effective Date, Section 1.1(a) of the Sellers Disclosure Schedules is hereby amended as set forth on Exhibit H.

(e)          As of the Effective Date, Section 1.1(e) of the Sellers Disclosure Schedules is hereby amended as set forth on Exhibit I.

(f)          Notwithstanding anything to the contrary in the Agreement, Buyer consents to Sellers and/or their respective Affiliates selling, offering for sale, distributing, providing and promoting the Retained Business Inventory from and after the Closing and acknowledges and agrees that such sale, offer for sale, distribution, provision and promotion by Sellers and/or their Affiliates from and after the Closing shall in no event be deemed a violation of Sellers’ obligation under Section 5.28 of the Agreement.

4.           Assumed Liabilities. As of the Effective Date, Section 2.1(c) of the Sellers Disclosure Schedules is hereby amended as set forth on Exhibit J.

5.           Amendments to Form of Transition Services Agreement. As of the Effective Date, Exhibit G (Transition Services Agreement) to the Agreement is hereby amended as set forth on Exhibit K. For the avoidance of doubt, Buyer hereby acknowledges and agrees that, at Closing, Honeywell Parent and Buyer shall enter into the Transition Services Agreement in the form attached as Exhibit G to the Agreement, as amended and restated to reflect Section 5 of this Letter Agreement.

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6.           Registration Requirements in the People’s Republic of China. As of the Effective Date, Section 5.31 of the Agreement is hereby amended by adding the following as a subsection (d):

“(d)         To the extent that the China Business Purchase Price paid to Honeywell China pursuant to Section 2.4(d)(ii) is released to Buyer or its Affiliate by the receiving account(s) of Honeywell China designated in writing by Sellers pursuant to Section 2.4(d)(ii) (the “Receiving Account(s)”), including as a result of or otherwise relating to any delay in, or failure to complete, the process set forth in Section 5.31(a), (x) Buyer shall immediately notify Sellers of any such release to Buyer or its Affiliate and provide to Sellers any related supporting documentation, (y) Buyer shall, or shall cause such Affiliate to, immediately (but in any event no later than one (1) Business Day following release of such funds to Buyer or its Affiliate) pay, or cause to be paid, to the Receiving Account(s) an amount equal to the China Business Purchase Price by wire transfer of immediately available funds, and (z) Buyer shall be responsible for payment of, or reimbursement of Sellers for, any and all fees, costs and expenses in connection with, arising from or related to any such release(s) and payment(s), including any such fees, costs and expenses charged by Receiving Account(s) in connection therewith. For the avoidance of doubt, (i) it is Buyer’s intention that its obligation to pay to Honeywell China an amount equal to the China Business Purchase Price is not delayed, avoided, reduced, minimized or otherwise adversely impacted by any delay in, or failure to complete, the process set forth in Section 5.31(a) and (ii) Buyer shall in good faith promptly and fully cooperate with Sellers to ensure such obligation is satisfied in full as soon as practicable, but in any event no later than the date upon which Buyer becomes the registered owner of HSPC pursuant to the process set forth in Section 5.31(a).”

7.           Environmental Matters. As of the Effective Date, the Sellers Disclosure Schedules shall be amended as set forth on Exhibit L hereto.

8.           Binding Effect; Assignment. Neither this Letter Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by either Party without the prior written consent of the other Party, and any purported assignment or delegation in contravention of this Section 8 shall be null and void and of no force and effect. Subject to the preceding sentences of this Section 8, this Letter Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Letter Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Letter Agreement.

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9.            Amendments and Waivers. Except to the extent specifically amended hereby, the Agreement is unmodified and remains in full force and effect. This Letter Agreement shall not be amended, modified or supplemented except by an instrument in writing specifically designated as an amendment hereto and executed by each of the Parties. By an instrument in writing, either Party may waive compliance by the other Party with any term or provision of this Letter Agreement that such Party was or is obligated to comply with or perform. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

10.          Counterparts. This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document. A signed copy of this Letter Agreement transmitted by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Letter Agreement for all purposes.

11.          Execution of Letter Agreement. If the above correctly reflects the Parties understanding and agreement with respect to the foregoing matters, please so confirm by counter-signing this Letter Agreement in the space provided below

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Letter Agreement to be executed as of the date first written above by their respective officers thereto duly authorized.

SELLERS:

HONEYWELL SAFETY PRODUCTS USA, INC.

By:	/s/ Fiona Cleland Nielsen
Name: Fiona Cleland Nielsen
Title: Vice President
Business Development and M&A, SPS

NORTH SAFETY PRODUCTS LIMITED

By:	/s/ Fiona Cleland Nielsen
Name: Fiona Cleland Nielsen
Title: Vice President
Business Development and M&A, SPS

HONEYWELL SAFETY PRODUCTS (UK) LIMITED

By:	/s/ Hicham Khellafi
Name: Hicham Khellafi
Title: Director

[Signature Page to Letter Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Letter Agreement to be executed as of the date first written above by their respective officers thereto duly authorized.

SELLERS:

NORTH SAFETY DE MEXICALI S DE R.L. DE C.V.

By:	/s/ Erick Oliverio Fuentes Ruiz
Name: Erick Oliverio Fuentes Ruiz
Title: Attorney-in-fact

HONEYWELL (CHINA) CO. LTD.

By:	/s/ Steven Kenneth Lien
Name: Steven Kenneth Lien
Title: Legal Representative

[Signature Page to Letter Agreement]

IN WITNESS WHEREOF the Parties hereto have caused this Letter Agreement to be executed as of the date first written above by their respective officers thereto duly authorized.

BUYER:

ROCKY BRANDS, INC,

By:	/s/ Jason Brooks
Name: Jason Brooks
Title: Chief Executive Officer

EXHIBIT A

Increases in Cash Compensation of Certain Transferred Employees

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EXHIBIT B

Additional Retention Agreement

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EXHIBIT C

Individual Inadvertently Not Included

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EXHIBIT D

SECTION 5.12(a)

Acquired Companies Employees; Current Employees

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EXHIBIT E

SECTION 5.12(i)

Paid Time Off, Sick Time and Other Leave

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EXHIBIT F

SECTION 1.1(o)

TSA Employee

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EXHIBIT G

Amendment to Restructuring Plan

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EXHIBIT H

Amendment to Section 1.1(a) of the Sellers Disclosure Schedules

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EXHIBIT I

Amendment to Section 1.1(e) of the Sellers Disclosure Schedules

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EXHIBIT J

Amendment to Section 2.1(c) of the Sellers Disclosure Schedules

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EXHIBIT K

Amendments to Form of Transition Services Agreement

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EXHIBIT L

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